Exhibit 99.1

Nobility Homes, Inc. Receives NASDAQ Notice of Non-Compliance

Ocala, FL, June 28, 2012 — Nobility Homes, Inc. (NASDAQ: NOBH) announced today that on June 22, 2012, the Company received a letter from the staff of the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC stating that the Company is not in compliance with NASDAQ Listing Rule 53520(c)(1) because the Company did not timely file its Form 10-Q report for the period ended May 5, 2012 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”).

As previously disclosed, the Company announced on May 14, 2012 that the NASDAQ Listing Qualifications Panel (the “Panel”) had granted the Company’s request for continued listing on The NASDAQ Stock Market through September 14, 2012, so as to allow the Company time to regain compliance with NASDAQ Listing Rule 5250(c)(1) (the “filing requirement”). In response to notices of non-compliance based on the fact that the Company is not in compliance with the filing requirement because the Company could not timely file its Form 10-Q reports for the period ended August 6, 2011 and February 4, 2012 and Form 10-K report for the year ended November 5, 2011 with the SEC, the Company requested a hearing before the Panel. Pursuant to the NASDAQ Listing Rules, the September 14, 2012 deadline represents the maximum amount of time that the Panel could grant.

In response to the Staff’s June 22, 2012 letter, the Company is informing the Panel that this additional delayed filing is due to the Company continuing to value its guarantee obligations under the Company’s Finance Revenue Sharing Agreement with 21st Mortgage Corporation for periods prior to the agreement’s amendment on October 25, 2011.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to statements regarding the Company’s ability to file its Form 10-Qs and Form 10-K within the deadline provided by The NASDAQ Stock Market. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations.